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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(AMENDMENT NO 1)*

Transcept Pharmaceuticals, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
89354 M 10 6
(CUSIP Number)
December 31, 2010
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	89354 M 10 6	13G	Page 2 of 21 Pages

1	NAME OF REPORTING PERSONS InterWest Partners IX, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		1,251,808

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		1,251,808

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	PN

Page 2 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 3 of 21 Pages

1	NAME OF REPORTING PERSONS InterWest Management Partners IX, LLC (the General Partner of InterWest Partners IX, LP) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		1,251,808

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		1,251,808

	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	OO

Page 3 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 4 of 21 Pages

1	NAME OF REPORTING PERSONS Harvey B. Cash (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 4 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 5 of 21 Pages

1	NAME OF REPORTING PERSONS Bruce A. Cleveland (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Bruce A. Cleveland that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 5 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 6 of 21 Pages

1	NAME OF REPORTING PERSONS Christopher B. Ehrlich (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		12,844

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		12,844

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,264,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.4%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 6 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 7 of 21 Pages

1	NAME OF REPORTING PERSONS Philip T. Gianos (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 7 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 8 of 21 Pages

1	NAME OF REPORTING PERSONS Linda S. Grais (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Linda S. Grais that she is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 8 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 9 of 21 Pages

1	NAME OF REPORTING PERSONS W. Stephen Holmes III (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 10 of 21 Pages

1	NAME OF REPORTING PERSONS Nina S. Kjellson (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Nina S. Kjellson that she is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 11 of 21 Pages

1	NAME OF REPORTING PERSONS Gilbert H. Kliman (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 12 of 21 Pages

1	NAME OF REPORTING PERSONS Khaled A. Nasr (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Khaled A. Nasr that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 12 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 13 of 21 Pages

1	NAME OF REPORTING PERSONS Arnold L. Oronsky (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 13 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 14 of 21 Pages

1	NAME OF REPORTING PERSONS Douglas A. Pepper (a Venture Member of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Douglas A. Pepper that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 14 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 15 of 21 Pages

1	NAME OF REPORTING PERSONS Thomas L. Rosch (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 15 of 21 Pages

CUSIP No.	89354 M 10 6	13G	Page 16 of 21 Pages

1	NAME OF REPORTING PERSONS Michael B. Sweeney (a Managing Director of InterWest Management Partners IX, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,251,808

REPORTING	7	SOLE DISPOSITIVE POWER
PERSON
WITH		0

	8	SHARED DISPOSITIVE POWER

		1,251,808

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,251,808

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	9.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 16 of 21 Pages

ITEM 1.
(a)	NAME OF ISSUER : Transcept Pharmaceuticals, Inc.

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE:

1003 W. CUTTING BLVD, SUITE 110, POINT RICHMOND CA 94804
ITEM 2.
(a)	NAME OF PERSON(S) FILING:
InterWest Partners IX, LP (“IWP IX”)
InterWest Management Partners IX, LLC (“IMP IX”)
Harvey B. Cash (“Cash”)
Bruce A. Cleveland (“Cleveland”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
Linda S. Grais (“Grais”)
W. Stephen Holmes III (“Holmes”)
Nina S. Kjellson (“Kjellson”)
Gilbert H. Kliman (“Kliman”)
Khaled A. Nasr (“Nasr”)
Arnold L. Oronsky (“Oronsky”)
Douglas A. Pepper (“Pepper”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)
(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

IWP IX:	California
IMP IX:	California
Cash:	United States
Cleveland:	United States
Ehrlich:	United States
Gianos:	United States
Grais:	United States
Holmes:	United States
Kjellson:	United States
Kliman:	United States
Nasr:	United States
Oronsky:	United States
Pepper:	United States
Rosch:	United States
Sweeney:	United States

Page 17 of 21 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 89354 M 10 6
ITEM 3. NOT APPLICABLE.
ITEM 4. OWNERSHIP.

	IWP IX	IMP IX (1)	Cash (2)	Cleveland (2)	Ehrlich (2) **
Beneficial Ownership	1,251,808	1,251,808	1,251,808	1,251,808	1,264,652
Percentage of Class	9.3%	9.3%	9.3%	9.3%	9.4%
Sole Voting Power	1,251,808	1,251,808	0	0	12,844
Shared Voting Power	0	0	1,251,808	1,251,808	1,251,808
Sole Dispositive Power	1,251,808	1,251,808	0	0	12,844
Shared Dispositive Power	0	0	1,251,808	1,251,808	1,251,808

	Gianos (2)	Grais (2)	Holmes (2)	Kjellson (2)
Beneficial Ownership	1,251,808	1,251,808	1,251,808	1,251,808
Percentage of Class	9.3%	9.3%	9.3%	9.3%
Sole Voting Power	0	0	0	0
Shared Voting Power	1,251,808	1,251,808	1,251,808	1,251,808
Sole Dispositive Power	0	0	0	0
Shared Dispositive Power	1,251,808	1,251,808	1,251,808	1,251,808

	Kliman (2)	Nasr (2)	Oronsky (2)
Beneficial Ownership	1,251,808	1,251,808	1,251,808
Percentage of Class	9.3%	9.3%	9.3%
Sole Voting Power	0	0	0
Shared Voting Power	1,251,808	1,251,808	1,251,808
Sole Dispositive Power	0	0	0
Shared Dispositive Power	1,251,808	1,251,808	1,251,808

	Pepper (2)	Rosch (2)	Sweeney (2)
Beneficial Ownership	1,251,808	1,251,808	1,251,808
Percentage of Class	9.3%	9.3%	9.3%
Sole Voting Power	0	0	0
Shared Voting Power	1,251,808	1,251,808	1,251,808
Sole Dispositive Power	0	0	0
Shared Dispositive Power	1,251,808	1,251,808	1,251,808

**	Includes 12,844 shares issuable to Ehrlich pursuant to outstanding options exercisable within 60 days of December 31, 2010.

(1)	IMP IX is the general partner of IWP IX.

(2)	Cash, Gianos, Holmes, Kliman, Oronsky, Rosch, and Sweeney are Managing Directors of IMP IX. Cleveland, Ehrlich, Grais, Kjellson, Nasr, and Pepper are Venture Members of IMP IX.

Page 18 of 21 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreement of IMP IX, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.

Page 19 of 21 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 4, 2011

By:	/s/ Harvey B. Cash
	Name:	Harvey B. Cash

By:	/s/ Bruce A. Cleveland
	Name:	Bruce A. Cleveland

By:	/s/ Christopher B. Ehrlich
	Name:	Christopher B. Ehrlich

By:	/s/ Philip T. Gianos
	Name:	Philip T. Gianos

By:	/s/ Linda S. Grais
	Name:	Linda S. Grais

By:	/s/ W. Stephen Holmes
	Name:	W. Stephen Holmes

By:	/s/ Nina S. Kjellson
	Name:	Nina S. Kjellson

By:	/s/ Gilbert H. Kliman
	Name:	Gilbert H. Kliman

By:	/s/ Khaled A. Nasr
	Name:	Khaled A. Nasr

By:	/s/ Arnold L. Oronsky
	Name:	Arnold L. Oronsky

INTERWEST PARTNERS IX, LP By: InterWest Management Partners IX, LLC its General Partner
By:	/s/ W. Stephen Holmes
Managing Director

INTERWEST MANAGEMENT PARTNERS IX, LLC
By:	/s/ W. Stephen Holmes
Managing Director

By:	/s/ Douglas A. Pepper
	Name:	Douglas A. Pepper

By:	/s/ Thomas L. Rosch
	Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney
	Name:	Michael B. Sweeney

Page 20 of 21 Pages

EXHIBIT A
Joint Filing Statement
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: February 4, 2011

By:	/s/ Harvey B. Cash
	Name:	Harvey B. Cash

By:	/s/ Bruce A. Cleveland
	Name:	Bruce A. Cleveland

By:	/s/ Christopher B. Ehrlich
	Name:	Christopher B. Ehrlich

By:	/s/ Philip T. Gianos
	Name:	Philip T. Gianos

By:	/s/ Linda S. Grais
	Name:	Linda S. Grais

By:	/s/ W. Stephen Holmes
	Name:	W. Stephen Holmes

By:	/s/ Nina S. Kjellson
	Name:	Nina S. Kjellson

By:	/s/ Gilbert H. Kliman
	Name:	Gilbert H. Kliman

By:	/s/ Khaled A. Nasr
	Name:	Khaled A. Nasr

By:	/s/ Arnold L. Oronsky
	Name:	Arnold L. Oronsky

INTERWEST PARTNERS IX, LP By: InterWest Management Partners IX, LLC its General Partner
By:	/s/ W. Stephen Holmes
Managing Director

INTERWEST MANAGEMENT PARTNERS IX, LLC
By:	/s/ W. Stephen Holmes
Managing Director

By:	/s/ Douglas A. Pepper
	Name:	Douglas A. Pepper

By:	/s/ Thomas L. Rosch
	Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney
	Name:	Michael B. Sweeney

Page 21 of 21 Pages